U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                  FORM 12b-25

                       Commission File Number    0-32551

                          NOTIFICATION OF LATE FILING

   [ ] Form 10-K and Form 10-KSB [ ] Form 11-K [ ] Form 20-F [X] Form 10-QSB
                                [ ] Form N-SAR

                    For Quarter Ended:  September 30, 2002

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A


PART I - REGISTRANT INFORMATION


                          SUNDEW INTERNATIONAL, INC.
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                            Full name of registrant

                                      N/A
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                           Former name if applicable

                          2000 Hamilton Street, #520
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           Address of principal executive office (STREET AND NUMBER)

                     Philadelphia, Pennsylvania 19130-3883
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                           City, state and zip code



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[x]  (a)     |   The reasons described in reasonable detail in Part III of this
             |   form could not be eliminated without unreasonable effort or
             |   expense;
             |
[x]  (b)     |   The subject annual report, semi-annual report, transition
             |   report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion
             |   thereof will be filed on or before the 15th calendar day
             |   following the prescribed due date; or the subject quarterly
             |   report or transition report on Form 10-Q, or portion thereof
             |   will be filed on or before the fifth calendar day following
             |   the prescribed due date; and
             |
      (c)    |   The accountant's statement or other exhibit required by Rule
             |   12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-F, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time:

The Company's Quarterly Report on Form 10-QSB for the three month period ended September 30, 2002 is not finished.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Michael C. Tay              (215)                  893-3662
       -------------------------------------         ------------------
       (Name)                    (Area Code)         (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                [x] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes  [x] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. N/A


                          Sundew International, Inc.
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                 (Name of Registrant as Specified in Charter)

Sundew International, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                             SUNDEW INTERNATIONAL, INC.


Date: November 12, 2002                      By: /s/ Michael C. Tay
                                             ---------------------------
                                             Michael C. Tay
                                             Its: President and Director